Exhibit 99.6

Net Savings Announces Availability of Turn Key Partnership for U.S. Newspaper, TV & Radio Media

CLEARWATER BEACH, Fla., March 10, 2011 /PRNewswire/ -- Net Savings Link, Inc. (OTC Bulletin Board:CXLT.ob - News),  announced today the opening of its Partnership Division which will provide the availability of a turn key duplicate of the NetSavingsLink.com website to U.S. media based companies.

Leveraging the success and ubiquitous publicity of “The Deal of The Day” websites, hundreds of companies have already entered the discount savings and benefit sector, with more in pre-launch planning, in an effort to capture a portion of this multi-billion dollar market.  Newsprint, TV & Radio media already possess a critical mass following sufficient to advertise to their subscriber base, viewers or listeners at nominal cost.

David Saltrelli, CEO & President, stated today that NetSavingsLink.com can deliver turn key partnership websites in a matter of days at limited expense, thus enabling a media company to establish a presence in the multi-billion dollar market, offering the same benefits & savings as NetSavingsLink.com, and earning commissions from thousands of vendors within the week.  The media company simply contacts Net Savings Link and agrees to a mutually beneficial partnership type of structure, where memberships are provided to their new turn key discount & savings website.  Net Savings Link contributes the website and all of the digital accounting, and the media partner advertises the discounts, savings and benefits through their Newspaper, Radio or TV Station, offering their followers the opportunity to cut their monthly bills by approximately 50%, at their website.   As new members begin to start saving money they simultaneously generate commissions for the partnership.

Many of the media companies enjoy customer bases numbering in the hundreds of thousands or more, and they can now monetize their following at very nominal cost and earn a potential commission on most of those items on which their followers are already spending money.

Net Savings Link plans to proactively contact the media companies in the top 100 cities in the U.S. and offer a limited number of partnerships and begin assisting more families in reducing their expense outflow and putting their hard earned cash back in their pockets.

Potential media partners can contact NetSavingsLink.com via phone at 727-442-2600 if they would like specific information on the details of the partnership.

The company delivers extensive cost savings benefits to the average U.S. family that are designed to save consumers thousands & thousands of dollars per year on those items on which they are already spending their hard earned money, including groceries, dining out, entertainment, telephone service, debt service, retail shopping, travel, insurance and more.  Memberships will be mass marketed in bulk to large organizations, associations, unions, churches, and networks by employing a variety of business to business strategies, each designed to benefit the organization offering the memberships, as well as the organization's network of members, employees or customers, who receive the savings benefits through access to Net Savings Link membership base. As members begin to generate savings benefits from the website, Net Savings Link will simultaneously monetize transactions from shared back end revenues with host organizations, end user membership fees, individual product purchase turnovers, and commissions generated from the vast array of affiliate partners that are digitally connected, who provide substantial discounts to Net Savings Link users.

Statements included in this update that are not historical in nature, are intended to be, and are hereby identified as, "forward-looking statements". Forward-looking statements may be identified by words including "anticipate," "believe," "intends," "estimates," "expect," and similar expressions. The Company cautions readers that forward-looking statements including, without limitation, those relating to the Company's future business prospects are subject to certain risks and uncertainties that could cause actual results to differ materially from those indicated in the forward-looking statements, due to factors such as those relating to economic, governmental, technological, and other risks and factors identified from time to time in the Company's reports filed with the SEC.

Contact:
Net Savings Link, Inc.
David Saltrelli, 727-442-2600
david@netsavingslink.com